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                                                                    EXHIBIT 4.12

                                  AMENDMENT TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT
                  AND CERTIFICATE OF COMPLIANCE WITH SECTION 27

          THIS AMENDMENT (the "Amendment"), is entered into as of January 22, 2003, by and between P-COM, INC., a Delaware corporation (the "Company"), and EQUISERVE TRUST COMPANY, N.A., as Rights Agent (the "Rights Agent").

                                    RECITALS
                                    --------

     A. The Company and the Rights Agent are parties to an Amended and Restated Rights Agreement, amended through January 24, 2001 (the "Rights Agreement").

     Alpha Capital Aktiengesellschaft, Stonestreet Limited Partnership (collectively, Alpha Capital") and the Company have entered into a Subscription Agreement made as of December 23, 2002 (the "Subscription Agreement"), pursuant to which the Board purchased shares of the Company's Common Stock.

     The Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable to comply with certain limitations made in connection with the Subscription Agreement and to reflect certain other matters and the Company and the Rights Agent desire to evidence such amendment in writing.

     Accordingly,  the  parties  agree  that:

     1.     Amendment to definition of "Acquiring Person" set forth in Section
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1.  The definition of "Acquiring Person" set forth in Section 1 of the Rights
Agreement is amended to read in its entirety as follows.

          "Acquiring Person" shall mean (a) any Person (as such term is hereinafter defined) other than the State of Wisconsin Investment Board (the "Wisconsin Board"), Firsthand Capital Management, Inc., a California Corporation ("Firsthand") or Alpha Capital or the Affiliates or Associates (as such terms are hereinafter defined) of Firsthand, the Wisconsin Board or Alpha Capital, who or which Person, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock of the Company then outstanding, (b) the State of Wisconsin Investment Board ( the "Permitted Investor") if it, together with all its Affiliates and Associates, shall be the Beneficial Owner of more than 19.99% of the shares of Common Stock of the Company then outstanding; or (c) Firsthand (also a "Permitted Investor") if it, together with all its Affiliates and Associates, shall be the Beneficial Owner of the more than 19.99% of the shares of Common Stock of the Company then outstanding or (d) Alpha Capital (also a "Permitted Investor") if it, together

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with all its Affiliates and Associates, shall be the Beneficial Owner of the more than 19.99% of the shares of Common Stock of the Company then outstanding; but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan. Notwithstanding the foregoing:

     Roman numerals, subsection (i) to (iii) remain unchanged.

     2. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          The undersigned officer of the Company, being an appropriate officer of the Company and authorized to do so by resolution of the Board of Directors of the Company dated as of December 19, 2002, hereby certifies to the Rights Agent that this amendment is in compliance with the terms of Section 27 of the Rights Agreement.

                              P-COM, INC.

                              By:     /s/Caroline Baldwin Kahl
                              Name:     Caroline Baldwin Kahl
                              Title:    Vice President & General Counsel


ACKNOWLEDGED AND AGREED:

EQUISERVE TRUST COMPANY, N.A.

By:     /s/ Katherine Anderson
Name:   Katherine Anderson
Title:  Managing Director, Client Administration





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